UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 5, 2023 (November 29, 2023)

Kaival Brands Innovations Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-56016	83-3492907
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4460 Old Dixie Highway

Grant-Valkaria , Florida 32949

(Address of principal executive office, including zip code)

Telephone: (833) 452-4825

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	KAVL	The Nasdaq Stock Market, LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02	Termination of a Material Definitive Agreement.

On August 9, 2023, Kaival Brands Innovations Group, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “SPA”) with AJB Capital Investments, LLC (the “Purchaser”), pursuant to which the Company sold a Promissory Note in the principal amount of $650,000 (the “Note”) to the Purchaser in a private transaction for a purchase price of $585,000 (giving effect to original issue discount of $65,000). Pursuant to the terms of the SPA, the Company paid a commitment fee to the Purchaser in the form of 400,000 shares (the “Commitment Fee Shares”) of common stock of the Company.

On December 1, 2023, the Company repaid all amounts due and owing under the Note in full, in an aggregate amount, including accrued interest, equal to $650,180.56. In connection with the repayment of the Note, the Company agreed that the Purchaser would be permitted to retain all of the Commitment Fee Shares. Under the SPA, the Company originally had the right to repurchase half of the Commitment Fee Shares if the Note was repaid in full prior to maturity. As a result of the repayment of the Note, the Company will have no further payment or other obligations to the Purchaser in connection with the Note or any agreements or instruments entered into in connection with the Note. The Company obtained the funds necessary to repay the Note through the financial obligations entered into as described in Item 2.03.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In addition, on November 29, 2023, the Company entered into two receivables purchase transactions pursuant to: (i) a Future Receivables Sale and Purchase Agreement, dated November 29, 2023, between Clearview Funding Solutions LLC (“Clearview”) and the Company (the “Clearview Agreement”), and (ii) a Future Receivables Sale and Purchase Agreement, dated November 29, 2023, between Mr. Advance LLC (“Advance”) and the Company (the “Advance Agreement”). The Company has determined that these arrangements qualify as short-term debt obligations that arose other than in the ordinary course of business of the Company and are material to the Company.

Pursuant to the Clearview Agreement, the Company sold future receivables in the principal amount of $864,000 (the “Clearview Future Receivables”) to Clearview in a private transaction for a purchase price of $600,000 (giving effect to original issue discount of $264,000). In connection with the sale of the Clearview Future Receivables, the Company also paid an origination fee to Clearview for underwriting and application costs of $36,520, resulting in net proceeds to the Company of $563,480 (gross of advisory fees), which have been used in part to repay that Note as described in Item 1.02, with the remainder to be used for working capital and other general corporate purposes. The Clearview Future Receivables will be paid in weekly installments to Clearview in the amount of $30,857 until fully paid, approximately 28 weeks. In the event of default, the Clearview Future Receivables become immediately due and 100% of accounts receivables receipts will be due until fully paid. In addition, upon default, Clearview would be due damages of either 33% of the outstanding amount or $5,000, whichever is greater. The Company’s obligations under the Clearview Agreement were personally guaranteed by Eric Mosser, the Company’s Chief Executive Officer and President.

Pursuant to the Advance Agreement, the Company sold future receivables in the principal amount of $864,000 (the “Advance Future Receivables”) to Advance in a private transaction for a purchase price of $600,000 (giving effect to original issue discount of $264,000). In connection with the sale of the Advance Future Receivables, the Company also paid an origination fee to Advance for underwriting and related expenses of $36,035, resulting in net proceeds to the Company of $563,965 (gross of advisory fees), in part to repay that Note as described in Item 1.02, with the remainder to be used for working capital and other general corporate purposes. The Advance Future Receivables will be paid in weekly installments to Advance in the amount of $30,857 until fully paid, approximately 28 weeks. In the event of default, the Advance Future Receivables become immediately due and the amount outstanding is subject to 9% (per annum) interest accruing weekly until paid. In addition, upon default, Advance would be due damages of either 25% of the outstanding amount or $2,500, whichever is greater. The Company’s obligations under the Advance Agreement were also personally guaranteed by Mr. Mosser.

The Clearview Agreement and the Advance Agreement are similar to arrangements entered into by the Company with Clearview and Advance on May 9, 2023 in the aggregate amount of $1,160,000 (the “May Clearview-Advance Agreements”). As of the date of this Current Report, no balance remains to be repaid by the Company under the May Clearview-Advance Agreements.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Kaival Brands Innovations Group, Inc.

Dated: December 5, 2023	By:	/s/ Eric Mosser
Eric Mosser
Chief Executive Officer and President